Exhibit 3.1

PENNSYLVANIA DEPARTMENT OF STATE

CORPORATION BUREAU

Articles of Amendment – Domestic Corporation

(15 Pa.C.S.)

Business Corporation (§ 1915)

In compliance with the requirements of the applicable provisions (relating to articles of amendment), the undersigned, desiring to amend its articles, hereby states that:

1.	The name of the corporation is:

First Commonwealth Financial Corporation

2.	The (a) address of this corporation’s current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

22 North 6th Street, Indiana, PA 15701, Indiana County

3.	The statute by or under which it was incorporated:

Pennsylvania Business Corporation Law

4.	The date of its incorporation: 11/15/1982

5.	The amendment shall be effective upon filing these Articles of Amendment in the Department of State.

6.	The amendment was adopted by the shareholders or members pursuant to 15 PaC.S. § 1914(a) and (b) or § 5914(a).

7.	The amendment adopted by the corporation is set forth in full in Exhibit A attached hereto and made a part hereof.

IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 15th day of April, 2008.

First Commonwealth Financial Corporation

/s/ John J. Dolan

President and Chief Executive Officer

Exhibit A

Article 5 of the Articles of Incorporation of the corporation is amended to read as follows:

5.	The aggregate number of shares that the corporation shall have authority to issue is 3,000,000 shares of Preferred Stock, par value $1 per share (the “Preferred Stock”), and 200,000,000 shares of Common Stock, par value $1 per share (the “Common Stock”).

The Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into classes or series, or both, and to determine for any such class or series its designation and the number of shares of the class or series and the voting rights, preferences, limitations and special rights, if any, of the shares of the class or series.